Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-172502 on Form S-8 and No. 333-167841, 333-170230 on Form F-3 of our reports dated May 4, 2012, relating to the consolidated financial statements of China Gerui Advanced Materials Group Limited (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ UHY Vocation HK CPA Limited
UHY VOCATION HK CPA LIMITED

Certified Public Accountants

Hong Kong, the People’s Republic of China,

May 4, 2012